Filed pursuant to Rule 424(b)(7)

Registration No. 333-248078

Prospectus Supplement

(To Prospectus dated August 24, 2020)

NAPCO SECURITY TECHNOLOGIES, INC.

2,233,071 SHARES OF COMMON STOCK

The selling stockholder identified in this prospectus supplement is offering an aggregate of 2,233,071 shares of our common stock, par value $0.01 per share (our “common stock”), pursuant to this prospectus supplement and the accompanying prospectus. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred by us in effecting the registration of the shares covered by this prospectus supplement, including all registration and filing fees and fees and expenses of our counsel and auditors.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “NSSC.” On December 9, 2020, the last reported sale price of our common stock as reported on NASDAQ was $30.28 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 12 of the accompanying prospectus, as well as our other filings that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$26.00	$58,059,846.00
Underwriting discount and commissions(1)	$1.30	$2,902,992.30
Proceeds, before expenses, to the selling stockholder	$24.70	$55,156,853.70

(1) The selling stockholder has agreed to reimburse the underwriters for certain expenses. See “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholder has granted the underwriters an option to purchase up to an additional 334,961 shares of his common stock at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

If the underwriters exercise their option in full, the total underwriting discounts and commissions payable by the selling stockholder will be $3,338,441.60 and the total proceeds, before expenses, to the selling stockholder will be $63,430,390.40.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares of common stock will be made to investors in book-entry form through The Depository Trust Company on or about December 15, 2020.

B. Riley Securities	Needham & Company

Prospectus Supplement dated  December 11, 2020

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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We have not, the selling stockholder has not, and the underwriters have not authorized anyone to provide you with information different than or inconsistent with the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, the selling stockholder is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Where You Can Find More Information”.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated August 24, 2020 including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

All references in this prospectus supplement and the accompanying prospectus to “NAPCO,” the “Company,” “we,” “us,” “our” or similar references refer to NAPCO Security Technologies, Inc. and, where appropriate, its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” of this prospectus supplement, in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Overview

NAPCO is one of the leading vertically integrated providers of security and safety solutions for the commercial and residential markets. We manufacture a diversified array of security products, including connected intrusion and fire alarms, digital locks and access control systems, many of which are powered by our proprietary cloud-based software. These solutions are sold business-to-business through a worldwide network of distributors, dealers and integrators for use in commercial, industrial and government buildings, K-12 schools and universities, medical & detention centers, small businesses and residencies. We have experienced significant growth in recurring revenues and profitability over the last five years, primarily driven by sales of our high margin wireless communication services for intrusion and fire alarm systems as well as from sales of our school safety solutions. We expect demand for our recurring revenue products to increase as alarm systems shift from the use of telephone landlines to cloud-based cellular communications services and as government agencies and school systems provide funding for and adopt security solutions to combat the growing threat of on-campus shootings and violence. In addition, we continue to invest heavily in research & development to create next generation cloud-based products and have recently launched several new connected home and business security solutions that will drive additional recurring revenue in the future.

Since 1969, we have established a heritage and proven record in the professional security community for reliably delivering both advanced technology and high quality security solutions, building many of the industry’s best-known brands, such as NAPCO Security Systems, Alarm Lock, Continental Access, Marks USA (the “NAPCO Group of Companies”), and other popular product lines including Gemini and F64-Series hardwire/wireless intrusion systems and iSee Video internet video solutions. We are also dedicated to developing innovative technology and producing the next generation of reliable security solutions that utilize remote communications and wireless networks, including our StarLink, iBridge, and more recently the iSecure product lines. Today, millions of businesses, institutions, homes, and people around the globe are protected by products from the NAPCO Group of Companies.

Our net sales were $91.7 million, $102.9 million and $101.4 million for the fiscal years ended June 30, 2018, 2019, and 2020, respectively, and our net sales were $26.3 million and $23.2 million for the three months ended September 30, 2019 and 2020, respectively. Our recurring revenue (included in such net sales) was $12.0 million, $17.4 million and $24.0 million for the fiscal years ended June 30, 2018, 2019, and 2020, respectively, representing increases of 45% and 38% for fiscal years 2019 and 2020, respectively. Our recurring revenue was $5.4 million and $7.3 million for the three months ended September 30, 2019 and 2020, respectively, representing a 35% increase. The decreases of our net sales during these periods were primarily due to the negative economic impact on hardware sales by the COVID-19 pandemic in the United States, partially offset by increased recurring service revenues due to strong demand for our connected alarm products. Our net income was $7.6 million, $12.2 million, and $8.5 million for the fiscal years ended June 30, 2018, 2019, and 2020, respectively, and our net income was $3.2 million and $2.3 million for three months ended September 30, 2019 and 2020, respectively. The decrease of net income during these periods was due primarily to the effects of the aforementioned decrease of hardware sales as partially offset by the growth of our recurring revenue business and implementation of cost-reduction measures. In addition, our working capital increased by $9,963,000 to $61,046,000 at June 30, 2020 from $51,083,000 at June 30, 2019. Working capital is calculated by deducting current liabilities from current assets.

Our Products and Services

Our products and services are comprised of the following:

•	Alarm Lock standalone and networked digital door locks

•	Marks USA standard and custom Locksets, Panic Devices and Door Closers

•	NAPCO Gemini intrusion alarm equipment

•	NAPCO StarLink and FireLink cellular communication devices and services

•	NAPCO iSecure integrated cellular intrusion alarm systems

•	Continental Access door controllers and hosted services for access control

Intrusion and Fire Alarm Systems

Alarm systems usually consist of various detectors, a control panel, a digital keypad and signaling equipment. When a break-in occurs, an intrusion detector senses the intrusion and activates a control panel via hard-wired or wireless transmission that sets off the signaling equipment and, in most cases, causes a bell or siren to sound. Communication equipment such as a cellular or digital communicator may be used to transmit the alarm signal to a central station or another person selected by a customer. Cellular communicators have become more popular and panels and communicators are trending towards integration so that many alarm panels will contain an integrated cellular communication device.

We manufacture and market the following products for these alarm systems:

•              Automatic Communicators. When a control panel is activated by a signal from an intrusion detector, it activates a communicator that can automatically dial one or more pre-designated telephone numbers utilizing wired (“landline”) or cellular communications systems. If programmed to do so, a digital communicator dials the telephone number of a central monitoring station and communicates in computer language to a digital communicator receiver, which signals an alarm message.

•              Cellular communication devices. A cellular communication device connects to the communicator and is used in lieu of, or in addition to, a landline for communicating with a central monitoring station.

•              Control Panels. A control panel is the "brain" of an alarm system. When activated by any one of the various types of intrusion detectors, it can activate an audible alarm and/or various types of communication devices.

•              Combination Control Panels/Digital Communicators and Digital Keypad Systems. A combination control panel, digital communicator and a digital keypad has continued to be the leading configuration in terms of dealer and consumer preference. Benefits of the combination format include the cost efficiency resulting from a single microcomputer function, as well as the reliability and ease of installation gained from the simplicity and sophistication of micro-computer technology.

•              Fire Alarm Control Panel. Multi-zone fire alarm control panels, which accommodate an optional digital communicator for reporting to a central station, are also manufactured by us.

•              Area Detectors. Our area detectors are both passive infrared heat detectors and combination microwave/passive infrared detectors that are linked to alarm control panels. Passive infrared heat detectors respond to the change in heat patterns caused by an intruder moving within a protected area. Combination units respond to both changes in heat patterns and changes in microwave patterns occurring at the same time.

Cellular communication services

We provide cellular access for the cellular communication devices described above. These services are provided and invoiced on a month to month basis. Revenues from services have grown significantly over the past several years, increasing 203% from fiscal 2017 to fiscal 2020. These revenues, which currently have a gross margin of approximately 84% as of September 30, 2020, represent approximately 31% of our total revenue as of September 30, 2020. Our long-term goal is to have recurring revenues from services represent at least 50% of total revenue.

Access Control Systems

Access control systems consist of one or more of the following: various types of identification readers (e.g., card readers, hand scanners), a control panel, a PC-based computer and electronically activated door-locking devices. When an identification card or other identifying information is entered into the reader, the information is transmitted to the control panel/PC which then validates the data and determines whether or not to grant access by electronically deactivating the door locking device. An electronic log is kept which records various types of data regarding access activity.

Video Surveillance Systems

Video surveillance systems typically consist of one or more video cameras, a control panel and a video monitor or PC. More advanced systems can also include a recording device and some type of remote communication device such as an internet connection to a PC or browser-enabled cell phone. The system allows the user to monitor various locations at once while recorders save the video images for future use. Remote communication devices can allow the user to view and control the system from a remote location.

We design, engineer, manufacture and market the software and control panels discussed above. We also buy and resell various video cameras, PC-based computers and peripheral equipment for video surveillance systems, as well as identification readers, PC-based computers and various peripheral equipment for access control systems.

Peripheral Equipment

We also market peripheral and related equipment manufactured by other companies. Revenues from peripheral equipment have not been significant.

Our Growth Drivers

Recurring Revenue Business

In 2012, we began to generate recurring revenue by developing our proprietary and innovative cellular radio technology. Since then, we have continued to introduce additional products generating recurring revenues, primarily in the cellular communication devices such as our StarLink, iBridge, and more recently the iSecure product lines. These products are installed at the premises of end customers and we generate revenue not only by upfront purchase of our products, but also by monthly subscription fees for services we perform at our cloud-based operations center to monitor security breaches and fire alarms. The monthly recurring revenue allows us to generate a more consistent and predictable stream of income and mitigates the risk of fluctuation in market demand. In addition, these products tend to generate higher gross margin, which has the effect of improving our profitability. For the quarter ended September 30, 2020, gross margin from recurring revenues was 84%. We believe there is a significant market opportunity for these products and services, because many commercial and residential customers prefer to purchase real-time security monitoring services to ensure continuous protection and swift responses to security breaches and fire alarms. In addition, as copper wire telephone lines and 3G wireless systems are becoming obsolete and being replaced, the need for new installation and upgrade of security systems has positively impacted market demand for our recurring revenue products.

We also experienced accelerating growth in our recurring revenue from sales of fire radio products. In the past few years, we introduced several Starlink fire radio solutions, including a Starlink dual path radio that can utilize cellular or internet. Dual path radios are required in certain areas such as New York City or Los Angeles County. A third fire radio was introduced approximately 18 months ago in the form of a Firelink fire panel with a Starlink fire radio built into it. We receive approximately $12 to $26 per month for each activated fire radio. In general, the gross margin for fire radio products is higher than the other Starlink solutions. The sales of fire radio products have contributed positively to our gross margin during the fiscal quarters ended September 30, 2020 and June 30, 2020. We expect that fire radio products will continue to be an increasing portion of the overall mix of our recurring revenue and positively impact our gross margin.

We intend to continue pursuing recurring revenue opportunities by developing new and innovative products and implementing aggressive and effective sales and marketing efforts. As of September 30, 2020, our recurring revenue constituted approximately 31% of our total revenue, and our strategy is to increase the percentage of our recurring revenue versus total revenue in the foreseeable future.

School Security and Public Safety

The recent growth of our business is partly driven by the significant need for increased security in schools and other public spaces. In the U.S., there are over 131,000 K-12 schools, over 5,300 colleges and universities and over 350,000 houses of worship. We believe that many of these institutions do not have adequate protection from an active shooter or intruder. As a result of increased “active shooter” incidents, a number of states and local governments have substantially increased school security budgets. Many colleges and universities have large endowments which are starting to be utilized to address this critical issue. Security equipment and services focused on education has reached over $3 billion in revenues and this segment is still in the early stages as many K-12 schools, colleges and universities have still not addressed this issue.

With a full suite of products and solutions, we believe we are well positioned to meet the security needs of schools, houses of worship, and other places where people congregate. For example, to cater to the differing needs of schools and their budgets, we offer (i) Standalone LocDown locks which can be operated by a teacher, (ii) a series of Networx standalone wireless locks which communicate with central controls, or (iii) enterprise-class access control with cellular connectivity, which allows the head of security to lock down all or part of the campus, including dorm rooms, classrooms and administrative offices, from a centralized office.

We have had several significant wins in school security contracts, including the Houston Independent School District, which is the largest school district in Texas and the seventh largest in the U.S. On this project we implemented our enterprise-wide security solution via our Continental Access brand door control with intrusion, video and alarm communicators. Another example is Pepperdine University in Malibu, California, where we provided a lockdown system in place for its over 1,700 dorm rooms that required both locking and access control technologies. We were chosen because we were the only security company that has both locking and access control technologies that work on the same platform and met the needs of the university.

Competitive Strengths

The security products industry is highly competitive. Our primary competitors are comprised of approximately 12 other companies that manufacture and market security equipment to distributors, dealers, central stations and original equipment manufacturers. Most of these companies have substantially greater financial and other resources than we do. However, unlike the Company, we believe that none of these competitors manufactures all key building security verticals: intrusion alarms and access control, connectivity, and locking devices. As more and more security installations include multiple verticals, the various systems need to communicate with each other. By having everything manufactured under one roof, we can offer customers one integrated platform solution without the risk of incompatible equipment from multiple vendors to “talk” to each other. Furthermore, many of our distributors, customers, and dealers prefer a single source of supply with more consistency in quality, pricing and timely shipment of products. In addition, we believe our competitors will face substantial challenges and barriers to duplicate or establish a similar integrated offerings for all of these key markets.

We also have a manufacturing facility located in the Dominican Republic (“D.R.”) that manufactures over 90% of our products. It is located in a free zone, which is a tax-advantaged location. We also benefit from the lower tariffs available to us under The Dominican Republic-Central America FTA (CAFTA-DR) for shipments of products from D.R. to U.S.. The D.R. manufacturing operation is vertically integrated and operates in a low-cost location, where the typical labor cost is approximately one-tenth (1/10) of the cost for similar services in the U.S. The D.R. facility allows us to maintain a lower manufacturing overhead and improve our gross margin. This facility is currently running one shift, plus a second shift on select products, with the ability to run three full shifts. Additional staffing is readily available for future expansion. The approximate annual revenue that can be generated per shift is approximately $100 million. The building is a self-contained “concrete bunker” with the ability to withstand Category 5 hurricanes.

We perform our managerial and administrative activities in the U.S. in our facility located in Amityville, New York. This facility is 95,000 square feet and serves as our headquarters, containing our corporate offices, research and development, design, sales administration, technical services, finance, procurement, manufacturing control, warehousing, and shipping operations. Both our D.R. and Amityville locations contain enough land to build additional facilities: 180,000 square feet of additional manufacturing space in the D.R., and approximately 100,000 square feet of office and warehousing space in Amityville, should the need arise. We have multiple transportation options between the D.R. and Amityville facilities. Shipping times from the D.R. to the Amityville facility are typically 6-8 days.

We believe that our ability to provide timely and effective technical support and services to our U.S. customers from our U.S. facility in Amityville is an advantage over other companies in the security industry that have moved customer service functions overseas to countries such as India and Philippines. Our dealers and customers rely substantially on the ability to communicate real-time to experts who can provide clear and understandable advice and instruction, because they are usually dealing with highly technical problems on a job site with little time to spare.

We compete primarily on the basis of the features, quality, reliability and pricing of, and the incorporation of the latest innovative and technological advances into, our products. We also compete by offering technical support services to our customers. In addition, we compete on the basis of our expertise, our proven products, our reputation and our ability to provide products to customers on a timely basis. Our inability to compete with respect to any one or more of the aforementioned factors could have an adverse impact on our business.

Our Strategy

Due to paradigm changes in the security marketplace, our focus has been on mandatory (non-elective) systems, such as fire systems with central station monitoring in commercial buildings, and iOT-driven connectivity services in high growth and margin categories. As copper land lines are phased out and more people switch to cellular phone service for their homes, our cellular communication services become increasingly attractive in these installations, both new and existing. We have built a strong competitive position by developing a wide range of software capabilities, from embedded micro-coding to enterprise system software, database design, mobile applications development, user portal design, mechanical and electronic mechanisms and telecommunications, featuring our significant radio and cellular communications expertise. This has enabled us to create recurring revenue opportunities across product lines, and we intend to expand such opportunities to generate recurring revenue that account for over 50% of our total revenue and to sustain profitability from recurring accounts receivable margins of 80%. We are also focusing on security solutions for the healthcare industry, including anti-ligature lockets designed for life safety and liability reduction in hospitals, behavioral health institutions and correctional facilities, and such products are highly profitable while complying with applicable regulatory and health standards. We believe that these accomplishments are possible due to our advanced set of in-house engineering technology capability, from mechanical to electronic and electro-mechanical products, digital, microprocessor and analog circuit design, networking products, and wireless and cellular communications electronics.

Research and Development

The success of our business depends substantially on our ability to develop new and proprietary technology and products. The research and development costs we incur are charged to expense as incurred and are included in "Operating expenses" in the consolidated statements of operations. During the fiscal years ended June 30, 2020 and 2019, and the three months ended September 30, 2020, we expended approximately $7,257,000, $7,212,000, and $1,889,000, respectively, on research and development activities conducted primarily by our engineering department to develop and improve the products. We intend to continue to conduct a significant portion of our future research and development activities internally.

Marketing

Our staff of approximately 62 sales and marketing support employees located at our Amityville offices sells and markets the products primarily to independent distributors and wholesalers of security alarm and security hardware equipment. Management estimates that these channels of distribution represented approximately 52%, 57% and 43% of our total sales for the fiscal years ended June 30, 2020 and 2019, and for the three months ended September 30, 2020, respectively. The remaining revenues are primarily from installers and governmental institutions. We currently have approximately 12,000 customers who are comprised of distributors, installing dealers and wholesalers who purchase our products from distributors or directly from us. Our sales representatives periodically contact existing and potential customers to introduce new products and create demand for those as well as other Company products. These sales representatives, together with our technical personnel, provide training and other services to wholesalers and distributors so that they can better service the needs of their customers. In addition to direct sales efforts, we advertise in technical trade publications and participate in trade shows in major United States and European cities.

Seasonality

Our fiscal year begins on July 1 and ends on June 30. Historically, the end users of our products want to install our products prior to the summer; therefore sales of our products historically peak in the period April 1 through June 30, our fourth fiscal quarter, and are reduced in the period July 1 through September 30, our first fiscal quarter. In addition, demand for our products is affected by the housing and construction markets. Deterioration of the current economic conditions may also affect this trend.

Raw Materials

We prepare specifications for component parts used in the products and purchase the components from outside sources or fabricate the components ourselves. These components, if standard, are generally readily available; if specially designed for us, there is usually more than one alternative source of supply available to us on a competitive basis. We generally maintain inventories of all critical components. A majority of purchased components are sourced from U.S. and Asian suppliers and are typically shipped directly to the D.R. We are largely not dependent on any one source for our raw materials. We believe that any vendor that is currently the sole source of a component can be replaced without a material impact on us.

Patents and Trademarks

We have been granted several patents and trademarks relating to the products. While we obtain patents and trademarks as it deems appropriate, we do not believe that our current or future success is dependent on our patents or trademarks.

Corporate Information and History

The Company was founded in 1969 and incorporated as NAPCO in December 1971 in the State of Delaware. NAPCO went public on NASDAQ with the ticker symbol “NSSC”, in 1972.

In 1987, we acquired a locking company, Alarm Lock Systems, the first of our three acquisitions. In 1990, we began the process of moving most of our manufacturing operations offshore. After studying various options, the D.R. was chosen as it is relatively close to our headquarters (three and half hours by plane), is in the same time zone, has a relatively stable political and economic situation and is a low cost manufacturing environment. In 1995, we built a state-of-the-art 180,000 square foot facility in the D.R., and continued to improve and upgrade the facility’s manufacturing capability by utilizing and acquiring the latest technology and equipment. In 2000, we acquired an access control company, Continental Instruments. In 2008, we acquired another locking company, Marks USA.

Our executive offices are located at 333 Bayview Ave, Amityville NY 11701. Our telephone number is (631) 842-9400.

We have one class of common stock which trades on the NASDAQ Global Select Market under the symbol “NSSC”.

THE OFFERING

Common stock offered by the selling stockholder

2,233,071 shares of common stock (or 2,568,032 shares of common stock if the underwriters’ option is exercised in full). The shares are offered and sold by the selling stockholder identified in this prospectus. See “Selling Stockholder” on page S-11 of this prospectus supplement.

We will not be selling any shares of common stock in this offering, therefore the offering will not result in any dilution of equity ownership to existing stockholders. The selling stockholder is making this offering of outstanding shares owned by him to facilitate his personal financial planning and also to increase trading liquidity of our common stock in the public market.

Option to purchase additional shares of common stock	The selling stockholder has granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 334,961 shares of his common stock.
Common stock to be outstanding immediately after this offering	18,347,351 shares of common stock. The number of shares of common stock outstanding will not change as a result of this offering (or if the underwriters’ option is exercised in full).
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.
Nasdaq Global Select Market Symbol	“NSSC”
Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” in this prospectus supplement and the sections captioned “Risk Factors” contained in our filings that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our most recent Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020, our Annual Report on Form 10-K filed with the SEC on September 15, 2020, and in our other filings that are incorporated by reference in this prospectus supplement and the accompanying prospectus in its entirety, together with the other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below entitled “Special Note Regarding Forward-Looking Statements.”

As disclosed in our Annual Report on Form 10-K filed with the SEC on September 15, 2020 under the section titled “Risk Factors”, our business and results of operations may continue to be negatively affected by the COVID-19 pandemic. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on September 15, 2020, which may materially and adversely affect our business and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we incorporate by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated in this prospectus supplement, the accompany prospectus, the documents we incorporate by reference and any free writing prospectus that we have authorized for use in connection with this offering regarding our strategy, future operations, clinical trials, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” “schedule,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may be beyond our control, and which may cause our actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” of this prospectus supplement and under the section captioned “Risk Factors” contained in our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020 and our Annual Report on Form 10-K filed with the SEC on September 15, 2020 and in our other filings that are incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus supplement and the documents we incorporate by reference. In addition, any forward-looking statements represent our estimates only as of the date that this prospectus supplement is filed with the SEC and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

USE OF PROCEEDS

We will not be selling any shares of common stock in this offering and will not receive any proceeds from the sale of the shares offered pursuant to this prospectus supplement. The selling stockholder will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus supplement. For information about the selling stockholder, see “Selling Stockholder.”

Because we will not be selling any shares of common stock in this offering, the offering will not result in any dilution of equity ownership to existing stockholders. The selling stockholder is making this offering of outstanding shares owned by him to facilitate his personal financial planning and also to increase trading liquidity of our common stock in the public market. We believe that sales of shares by the selling stockholder will have the effect of increasing the public float of the Company’s common stock, which may have a positive impact on trading volume and liquidity of our shares in the public market.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred by us in effecting the registration of the shares covered by this prospectus supplement, including all registration and filing fees and fees and expenses of our counsel and auditors.

SELLING STOCKHOLDER

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of November 30, 2020. The selling stockholder, Mr. Richard L. Soloway, is our Chairman of the Board, President and Chief Executive Officer. Currently, the selling stockholder beneficially owns approximately 34% of the issued and outstanding shares of the Company, and assuming that the selling stockholder sells all of the shares of common stock offered pursuant to this prospectus supplement (and the underwriters exercise their option in full), the selling stockholder will continue to beneficially own approximately 20% of the issued and outstanding shares of the Company after the offering. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. When we refer to the “selling stockholder” in this prospectus supplement, we mean the selling stockholder listed in the table below as offering shares.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The percent of shares beneficially owned prior to and after the offering is based on 18,347,351 shares of our common stock outstanding on November 30, 2020. Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by him. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Being Offered		Shares Beneficially Owned After Offering		Shares Beneficially Owned Upon the Underwriters’ Option Being Exercised in Full(4)

	Number		Percentage(1)			Shares	Percentage	Shares	Percentage
Richard L. Soloway c/o NAPCO Security Technologies, Inc. 333 Bayview Avenue Amityville, NY 11701	6,242,863	(2)	34%	2,233,071	(3)	4,009,792	22%	3,674,831	20%

 ____________________

(1)	Based on 18,347,351 shares of our common stock outstanding on November 30, 2020.

(2)	Includes 10,000 shares of common stock issuable upon exercise of stock options held by Mr. Soloway and excludes 37,681 shares of common stock beneficially owned by Donna Soloway, who is a director of the Company and spouse of Mr. Soloway.

(3)	The number of shares offered would be 2,568,032, if the underwriters fully exercise their option to purchase up to an additional 334,961 shares of common stock from the selling stockholder.
(4)	Assuming the full exercise of the option granted by the selling stockholder to the underwriters to purchase up to an additional 334,961 shares of his common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have agreed to purchase and the selling stockholder has agreed to sell to them the number of shares indicated below:

Name	Number of Shares
B. Riley Securities, Inc.	1,451,496
Needham & Company, LLC	781,575
Total	2,233,071

The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.

The selling stockholder has also granted the underwriters an option to buy up to 334,961 additional shares of his common stock. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased from the selling stockholder, the underwriters will offer the additional shares of common stock owned by the selling stockholder on the same terms as those on which the shares are being offered.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.78 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. Sales of common stock made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder, assuming either no exercise or full exercise of the option to purchase additional shares of common stock by the underwriters.

		Total
	Per Share	Without Option	With Option
Public offering price	$26.00	$58,059,846.00	$66,768,832.00
Underwriting discounts and commissions to be paid by the selling stockholder	$1.30	$2,902,992.30	$3,338,441.60
Proceeds, before expenses, to selling stockholder	$24.70	$55,156,853.70	$63,430,390.40

Sales of the common stock made outside of the United States may be made by affiliates of the underwriters.

The estimated offering expenses payable by us are approximately $277,000. The selling stockholder has agreed to pay out-of-pocket, accountable, bona fide expenses actually incurred by the underwriters in the offering not to exceed $75,000, including any fees and disbursements of counsel to the underwriters.

Our common stock is listed on NASDAQ under the trading symbol “NSSC.”

We, the selling stockholder and each of our executive officers and directors have entered into lock-up agreements with the underwriters under which we and they have agreed that, without the prior written consent of the underwriters, we and they will not, during the period ending (and including) 60 days (the “restricted period”) after the date of this prospectus supplement:

•	offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any Company securities or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company securities held or acquired or that may be deemed to be beneficially owned by such persons during the restricted period (the “lock-up shares”);

•	exercise or seek to exercise or effectuate in any manner any rights to require the Company to register shares of the common stock beneficially owned by such person;

•	otherwise participate as a selling securityholder in any manner in any registration of lock-up shares effected by the Company, except with respect to the lock-up shares registered under the registration statement in connection with the offering, during the restricted period; or

•	engage in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead to or result in a disposition of lock-up shares during the restricted period, even if such lock-up shares would be disposed of by someone other than such holder, and such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any lock-up shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from lock-up shares.

The lock-up agreements are subject to certain exceptions, including for:

(i)	any disposition or transfer of lock-up shares to a family member, trust, or entity in which more than fifty percent of the voting interests are owned by such person or such person’s immediate family members;

(ii)	any bona fide gift;

(iii)	any disposition or transfer of lock-up shares by will, intestate succession or by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement;

(iv)	any transfer of lock-up shares solely to cover applicable withholding taxes due upon the vesting of stock-based awards under the Company’s equity compensation plans;

(v)	the conversion or exchange of convertible or exchangeable Company securities outstanding as of the date of this prospectus supplement;

(vi)	the forfeiture or surrender to the Company of lock-up shares for failure to achieve vesting requirements associated with such lock-up shares;

(vii)	dispositions or forfeiture of lock-up shares by such person or the retention of lock-up shares by the Company (A) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares, the vesting of restricted stock units or performance shares or the settlement of deferred stock units of the Company or (B) in payment of the exercise or purchase price with respect to the exercise of options to purchase shares, the vesting of restricted stock units or performance shares or the settlement of deferred stock units of the Company;

(viii)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of lock-up shares;

(ix)	the disposition or transfer of lock-up shares pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this prospectus supplement;

(x)	any disposition or transfer of lock-up shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company, made to all holders of the Company’s securities involving a change of control (including any support or voting agreement entered into in connection therewith), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the lock-up shares of the undersigned shall remain subject to the restrictions contained in the lock-up agreement; or

(xi)	any disposition or transfer of lock-up shares registered under the registration statement pursuant to and in connection with the offering;

provided that in the case of any transfer, gift or other disposition pursuant to the immediately preceding clauses (i) or (ii), except in the case of a bona fide gift to a charitable or non-profit organization, the transferee, trust, donee or other recipient agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than required filings under Section 16(a) and Section 13(d) or 13(g) of the Exchange Act and any filings made after the expiration of the restricted period).

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters can close out a short sale by either exercising their option to purchase additional shares of common stock or purchasing shares in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. Allocations for internet distributions will be made to underwriter on the same basis as other allocations.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares of common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to us, the selling stockholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Palo Alto, California. Dorsey & Whitney LLP, New York, New York, is representing the underwriters in connection with this offering. Certilman Balin Adler & Hyman, LLP, East Meadow, New York, is representing the selling stockholder in connection with this offering.

EXPERTS

Baker Tilly US, LLP, independent registered public accounting firm, has audited our consolidated financial statements, including the consolidated balance sheets, the related consolidated statements of income, stockholders’ equity, and cash flows and related notes included in our Annual Report on Form 10-K for the two years ended June 30, 2020 and the effectiveness of our internal control over financial reporting as of June 30, 2020, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Baker Tilly US, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public from the SEC’s website at http://www.sec.gov. To receive copies of public records not posted to the SEC’s website at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

We also make available free of charge on our website, http://www.napcosecurity.com, under “Investors/SEC Filings,” all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and may supersede information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference in this prospectus supplement and the accompanying prospectus and the registration statement of which this prospectus supplement and the accompanying prospectus is a part the documents and portions of documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such item unless such Form 8-K expressly provides to the contrary) made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules):

•	our annual report on Form 10-K for the year ended June 30, 2020, filed on September 15, 2020;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2020, filed on November 5, 2020;

•	our current reports on Form 8-K filed on August 4, 2020, September 8, 2020, September 29, 2020, and December 8, 2020; and

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended June 30, 2020 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 23, 2020.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at http://www.napcosecurity.com, or by writing or calling us at the following address and telephone number: NAPCO Security Technologies, Inc., Chief Financial Officer, 333 Bayview Avenue, Amityville, New York 11701, telephone number (631) 842-9400.

PROSPECTUS

NAPCO SECURITY TECHNOLOGIES, INC.

2,568,032 SHARES OF COMMON STOCK

The selling stockholder identified in this prospectus may offer and sell, from time to time, in one or more offerings, up to 2,568,032 shares of our common stock, at prices and on terms that will be determined at the time of the offering.

This prospectus relates solely to sales of our common stock by the selling stockholder identified in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholder. Each time securities are offered pursuant to this prospectus, we may provide a prospectus supplement and attach it to this prospectus. Any prospectus supplement will contain specific information about the terms of the offering and the offered securities and may also add, update or change the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our common stock.

The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any accompanying prospectus supplement may be offered by the selling stockholder directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on the NASDAQ Global Market (“NASDAQ”), under the symbol “NSSC.” On August 14, 2020, the closing sale price of our common stock on NASDAQ was $25.11 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2020.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, the selling stockholder identified in this prospectus may sell shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the common stock the selling stockholder may offer. Each time a selling stockholder sells shares of our common stock under this shelf registration process, we may provide a prospectus supplement that contains specific information about the terms of that offering. Any prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We may also prepare free writing prospectuses to describe the terms of particular sales of our common stock by a selling stockholder, which terms may vary from those described in any prospectus supplement. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and the applicable prospectus supplement.

You should rely only on the information contained in this prospectus or any prospectus supplement, including any information that we incorporate by reference, or any free writing prospectus that we distribute. We have not authorized anyone to provide you with different information, and we do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement or contained in any free writing prospectus is accurate as of any date other than the date of the document. We are not making an offer of securities in any jurisdiction where the offer is not permitted.

Throughout this prospectus, when we use the terms “we,” “us,” “our” and similar terms, we are referring to NAPCO Security Technologies, Inc. and its subsidiaries. The term “selling stockholder” refers to the person named herein that intend to sell shares pursuant to this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, included or incorporated in this prospectus regarding our strategy, future operations, clinical trials, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” “schedule,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may be beyond our control, and which may cause our actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. See “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended June 30, 2019 for more information. These factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus and the documents we incorporate by reference. In addition, any forward-looking statements represent our estimates only as of the date that this prospectus is filed with the SEC and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public from the SEC's website at http://www.sec.gov. To receive copies of public records not posted to the SEC's website at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

We also make available free of charge on our website, http://www.napcosecurity.com, under “Investors/SEC Filings,” all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered part of this prospectus from the date we file that document. Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and may supersede information contained or incorporated by reference in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents and portions of documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules):

•	our annual report on Form 10-K for the year ended June 30, 2019, filed on September 13, 2019;

•	Amendment No. 1 to our annual report on Form 10-K/A for the year ended June 30, 2019, filed on October 28, 2019;

•	our quarterly reports on Form 10-Q for the quarter ended September 30, 2019, filed on November 8, 2019, the quarter ended December 31, 2019, filed on February 3, 2020 and the quarter ended March 31, 2020, filed on May 7, 2020;

•	our current reports on Form 8-K filed on July 2, 2019, July 15, 2019, February 7, 2020, February 18, 2020, March 27, 2020, May 26, 2020 and August 4, 2020; and

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended June 30, 2019 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2020, as amended and supplemented by a revised Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2020.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at http://www.napcosecurity.com or by writing or calling us at the following address and telephone number: NAPCO Security Technologies, Inc., Chief Financial Officer, 333 Bayview Avenue, Amityville, New York 11701, telephone number (631) 842-9400.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes.

As used in this prospectus, unless the context otherwise requires, references to the “Company,” “NAPCO,” “we,” “us” and “our” refer to NAPCO Security Technologies, Inc. and, where appropriate, its subsidiaries

Overview

NAPCO is one of the leading manufacturers and designers of high-tech electronic security devices, as well as a leading provider of school safety solutions. We offer a diversified array of security products, encompassing access control systems, door-locking products, intrusion and fire alarm systems and video surveillance products. These products are used for commercial, residential, institutional, industrial and governmental applications, and are sold worldwide principally to independent distributors, dealers and installers of security equipment. We have experienced significant growth in recent years, primarily driven by fast growing recurring service revenues generated from wireless communication services for intrusion and fire alarm systems, as well as our school security products that are designed to meet the increasing needs to enhance school security as a result of on-campus shooting and violence in the U.S..

Since 1969, NAPCO has established a heritage and proven record in the professional security community for reliably delivering both advanced technology and high quality security solutions, building many of the industry’s best-known brands, such as NAPCO Security Systems, Alarm Lock, Continental Access, Marks USA, and other popular product lines: including Gemini and F64-Series hardwire/wireless intrusion systems and iSee Video internet video solutions. We are also dedicated to developing innovative technology and producing the next generation of reliable security solutions that utilize remote communications and wireless networks, including our StarLink, iBridge, and more recently the iSecure product lines. Today, millions of businesses, institutions, homes, and people around the globe are protected by products from the NAPCO Group of Companies.

Our net sales were $87.4 million, $91.7 million, and $102.9 million for the fiscal years ended June 30, 2017, 2018, and 2019, respectively, and our net sales were $73.3 million and $78.3 million for the nine months ended March 31, 2019 and 2020, respectively.  The increases of our net sales during these periods were driven primarily by increased shipment of our products in the recurring revenue business. Our net income was  $5.6 million, $7.6 million, and $12.2 million for the fiscal years ended June 30, 2017, 2018, and 2019, respectively, and our net income was $7.5 million and $10.4 million for nine months ended March 31, 2019 and 2020, respectively. The increase of net income during this period was due primarily to the growth of our recurring revenue business and implementation of cost-reduction measures.

Our Products and Services

The Company’s products and services are comprised of the following:

•	Alarm Lock standalone and networked digital door locks

•	Marks USA standard and custom Locksets, Panic Devices and Door Closers

•	NAPCO Gemini intrusion alarm equipment

•	NAPCO StarLink and FireLink cellular communication devices and services

•	NAPCO iSecure integrated cellular intrusion alarm systems

•	Continental Access door controllers and hosted services for access control

Door Security Products.

The Company manufactures a variety of door locking devices including microprocessor-based electronic door locks with push button, card reader and bio-metric operation, door alarms, mechanical door locks and simple dead bolt locks. These devices may control a single door or, in the case of some of the Company’s microprocessor-based door locks, may be networked with the Company’s access control systems and controlled remotely.

Intrusion and Fire Alarm Systems.

Alarm systems usually consist of various detectors, a control panel, a digital keypad and signaling equipment. When a break-in occurs, an intrusion detector senses the intrusion and activates a control panel via hard-wired or wireless transmission that sets off the signaling equipment and, in most cases, causes a bell or siren to sound. Communication equipment such as a cellular or digital communicator may be used to transmit the alarm signal to a central station or another person selected by a customer. Cellular communicators have become more popular and panels and communicators are trending towards integration so that many alarm panels will contain an integrated cellular communication device.

The Company manufactures and markets the following products for these alarm systems:

•	Automatic Communicators. When a control panel is activated by a signal from an intrusion detector, it activates a communicator that can automatically dial one or more pre-designated telephone numbers utilizing wired (“landline”) or cellular communications systems. If programmed to do so, a digital communicator dials the telephone number of a central monitoring station and communicates in computer language to a digital communicator receiver, which signals an alarm message.

•	Cellular communication devices. A cellular communication device connects to the communicator and is used in lieu of, or in addition to, a landline for communicating with a central monitoring station.

•	Control Panels. A control panel is the "brain" of an alarm system. When activated by any one of the various types of intrusion detectors, it can activate an audible alarm and/or various types of communication devices.

•	Combination Control Panels/Digital Communicators and Digital Keypad Systems. A combination control panel, digital communicator and a digital keypad has continued to be the leading configuration in terms of dealer and consumer preference. Benefits of the combination format include the cost efficiency resulting from a single microcomputer function, as well as the reliability and ease of installation gained from the simplicity and sophistication of micro-computer technology.

•	Fire Alarm Control Panel. Multi-zone fire alarm control panels, which accommodate an optional digital communicator for reporting to a central station, are also manufactured by the Company.

•	Area Detectors. The Company's area detectors are both passive infrared heat detectors and combination microwave/passive infrared detectors that are linked to alarm control panels. Passive infrared heat detectors respond to the change in heat patterns caused by an intruder moving within a protected area. Combination units respond to both changes in heat patterns and changes in microwave patterns occurring at the same time.

Cellular communication services.

The Company provides cellular access for the cellular communication devices described above. These services are provided and invoiced on a month to month basis. Revenues from services have grown significantly over the past several years, increasing 119% from fiscal 2017 to fiscal 2019. These revenues, which currently have a gross margin of approximately 81% as of March 31, 2020, represent approximately 22% of our total revenue as of March 31, 2020. The Company’s long-term goal is to have recurring revenues from services to represent at least 50% of total revenue.

Access Control Systems.

Access control systems consist of one or more of the following: various types of identification readers (e.g. card readers, hand scanners), a control panel, a PC-based computer and electronically activated door-locking devices. When an identification card or other identifying information is entered into the reader, the information is transmitted to the control panel/PC which then validates the data and determines whether or not to grant access by electronically deactivating the door locking device. An electronic log is kept which records various types of data regarding access activity.

Video Surveillance Systems.

Video surveillance systems typically consist of one or more video cameras, a control panel and a video monitor or PC. More advanced systems can also include a recording device and some type of remote communication device such as an internet connection to a PC or browser-enabled cell phone. The system allows the user to monitor various locations at once while recorders save the video images for future use. Remote communication devices can allow the user to view and control the system from a remote location. The Company designs, engineers, and markets the software and control panels discussed above. It also buys and resells various video cameras, PC-based computers and peripheral equipment for video surveillance systems.

The Company designs, engineers, manufactures and markets the software and control panels discussed above. It also buys and resells various identification readers, PC-based computers and various peripheral equipment for access control systems.

Peripheral Equipment

The Company also markets peripheral and related equipment manufactured by other companies. Revenues from peripheral equipment have not been significant.

Our Growth Drivers

Recurring Revenue Business

In 2012, we began to generate recurring revenue by developing our ground-breaking cellular radio technology. Since then, we have continued to introduce additional products generating recurring revenues, primarily in the cellular communication devices such as our StarLink, iBridge, and more recently the iSecure product lines. These products are installed at the premises of end customers and we generate revenue by not only upfront purchase of our products, but also monthly subscription fees for services we perform at our cloud-based operations center to monitor security breaches and fire alarms. The monthly recurring revenue allows us to generate a more consistent and predictable stream of income and mitigates the risk of fluctuation in market demand. In addition, these products tend to generate higher gross margin, which has the effect of improving our profitability. We believe there is a significant market opportunity for these products and services, because many commercial and residential customers prefer to purchase real-time security monitoring services to ensure continuous protection and swift responses to security breaches and fire alarms.

We also experienced accelerating growth in our recurring revenue from sales of fire radio products. In the past few years, we introduced several Starlink fire radio solutions, including a Starlink dual path radio that can utilize cellular or internet. Dual path radios are required in certain areas such as New York City or L.A. County. A third fire radio was introduced approximately 18 months ago in the form of a Firelink fire panel with a Starlink fire radio built into it. We received approximately $12 to $26 per month for each activated fire radio. In general, the gross margin for fire radio products is higher than the other Starlink solutions. The sales of fire radio products have contributed positively to our gross margin during the fiscal quarter ended March 31, 2020 and December 31, 2019. We expect that fire radio products will continue to be an increasing portion of the overall mix of our recurring revenue and positively impact our gross margin.

We intend to continue pursuing recurring revenue opportunities by developing new and innovative products and implementing aggressive and effective sales and marketing effort. As of March 31, 2020, our recurring revenue constituted approximately 22% of our total revenue, and our strategy is to increase the percentage of our recurring revenue versus total revenue in the foreseeable future.

School Security and Public Safety

The recent growth of our business is partly driven by the significant need for increased security in schools and other public spaces. In the U.S., there are over 100,000 K-12 schools, over 10,000 colleges and universities and over 350,000 houses of worship. Less than 10% of these institutions have adequate protection from an active shooter or intruder. As a result of increased “active shooter” incidents, a number of U.S. states and local governments have substantially increased school security budgets. Many colleges and universities have large endowments which are starting to be utilized to address this critical issue. Security equipment and services focused on education has reached over $3 Billion in revenues and this segment is still in the early stages as many K-12 schools, colleges and universities have still not addressed this issue.

With a full suite of products and solutions, we believe we are well positioned to meet the security needs of schools, houses of worship, and other places where people congregate. Depending on the needs of the school and their budget, the Company offers (i) Standalone LocDown locks which can be operated by a teacher, (ii) a series of Networx standalone wireless locks which communicate with central controls, or (iii) enterprise-class access control with cellular connectivity, which allows the head of security to lock down all or part of the campus, including dorm rooms, classrooms and administrative offices, from a centralized office.

The Company has had several significant wins in school security contracts, including the Houston Independent School District, which is the largest school district in Texas and the seventh largest in the U.S.. On this project the Company implemented its Enterprise-wide security solution via its Continental Access control with intrusion, video and alarm communicators. Another example is Pepperdine University in Malibu, California, where the Company provided a lockdown system in place for its over 1,700 dorm rooms that required both locking and access control technologies. We were chosen because we were the only security company that has both locking and access control technologies that work on the same platform and met the needs of the university.

Competitive Strengths

The security products industry is highly competitive. The Company's primary competitors are comprised of approximately 12 other companies that manufacture and market security equipment to distributors, dealers, central stations and original equipment manufacturers. The Company believes that not one of these competitors is dominant in the industry. Most of these companies have substantially greater financial and other resources than the Company. However, unlike the Company, we believe that none of these competitors manufactures all key building security verticals: Intrusion Alarms and Access Control, Connectivity, and Locking devices. As more and more security installations include multiple verticals, the various systems need to communicate with each other. By having everything manufactured under one roof, we can offer customers one integrated platform solution without the risk of incompatible equipment from multiple vendors to “talk” to each other. Furthermore, many of our distributors, customers, and dealers prefer a single source of supply with more consistency in quality, pricing and timely shipment of products. In addition, we believe our competitors will face substantial challenges and barriers to duplicate or establish a similar integrated offerings for all of these key markets.

We also have a manufacturing facility located in the Dominican Republic (“D.R.”) that manufactures over 90% of our products. It is located in a free zone which is a tax-advantaged location. The Company also benefits from the lower tariffs available to it under The Dominican Republic-Central America FTA (CAFTA-DR). The D.R. manufacturing operation is vertically integrated and operates in a low-cost location, where the typical labor cost is approximately one-tenth (1/10) of the cost for similar services in the U.S. The D.R. facility allows us to maintain a lower manufacturing overhead and improve our gross margin. This facility is currently running one shift, plus a second shift on select products with the ability to run 3 full shifts. Additional staffing is readily available for future expansion. The approximate annual revenue that can be generated per shift is approximately $100 million. The building is a self-contained “concrete bunker” with ability to withstand Category 5 hurricanes. Both locations contain enough land to build additional space; 180,000 square feet of additional manufacturing space in the D.R., and approximately 100,000 square feet of office and warehousing space in Amityville, should the need arise. The Company has multiple transportation options between the D.R. and Amityville facilities. Shipping times from the D.R. to the Amityville facility are typically 6-8 days.

We perform our managerial and administrative activities in the U.S. in our facility located in Amityville, New York, which is 100,000 square feet and serves as Company’s headquarters, containing its corporate offices, research and development, design, sales administration, technical services, finance, procurement, manufacturing control, warehousing, and shipping operations. We believe that our ability to provide timely and effective technical support and services to our U.S. customers from our U.S. facility in Amityville is an advantage over other companies in the security industry that have moved customer service functions overseas to countries such as India and Philippines. Our dealers and customers rely substantially on the ability to communicate real-time to experts who can provide clear and understandable advice and instruction, because they are usually dealing with highly technical problems on a job site with little time to spare.

The Company competes primarily on the basis of the features, quality, reliability and pricing of, and the incorporation of the latest innovative and technological advances into, its products. The Company also competes by offering technical support services to its customers. In addition, the Company competes on the basis of its expertise, its proven products, its reputation and its ability to provide products to customers on a timely basis. The inability of the Company to compete with respect to any one or more of the aforementioned factors could have an adverse impact on the Company's business.

Our Strategy

Due to paradigm changes in the security marketplace, the Company’s focus has been on mandatory (non-elective) systems, such as fire systems with central station monitoring in commercial buildings, and iOT-driven connectivity services in high growth and margin categories. As copper land lines are phased out and more people switch to cellular phone service for their homes, our cellular communication services become increasingly attractive in these installations, both new and existing. We have built a strong competitive position by developing a wide range of software capabilities from embedded micro-coding to enterprise system software, database design, mobile applications development, user portal design, mechanical and electronic mechanisms and telecommunications, featuring our significant radio and cellular communications expertise. This has enabled us to create recurring revenue opportunities across product lines, and we intend to expand such opportunities to generate recurring revenue that account for over 50% of our total revenue and to sustain profitability from recurring accounts receivable margins of 80%. We are also focusing on security solutions for the healthcare industry, including anti-ligature lockets designed for life safety and liability reduction in hospitals, behavior health institutions and correctional facilities, and such products are highly profitable while complying with applicable regulatory and health standards. We believe that these accomplishments are possible due to our advanced set of in-house engineering technology capability from mechanical to electronic and electro-mechanical products, digital, microprocessor and analog circuit design, networking products, and wireless and cellular communications electronics.

Research and Development

The success of the Company’s business depends substantially on its ability to develop new and proprietary technology and products. The research and development (“R&D”) costs incurred by the Company are charged to expense as incurred and are included in "Operating expenses" in the consolidated statements of operations. During the fiscal years ended June 30, 2019 and 2018, and the nine months ended March 31, 2020, the Company expended approximately $7,212,000, $6,630,000, and $5,387,000, respectively, on research and development activities conducted primarily by its engineering department to develop and improve the products. The Company intends to continue to conduct a significant portion of its future research and development activities internally.

Marketing

The Company's staff of approximately 63 sales and marketing support employees located at the Company's Amityville offices sells and markets the products primarily to independent distributors and wholesalers of security alarm and security hardware equipment. Management estimates that these channels of distribution represented approximately 57%, 54% and 60% of the Company's total sales for the fiscal years ended June 30, 2019 and 2018, and for the nine months ended March 31, 2020, respectively. The remaining revenues are primarily from installers and governmental institutions. The Company currently has approximately 12,000 customers made up of distributors, installing dealers and wholesalers who purchase our products from distributors or directly from the Company. The Company's sales representatives periodically contact existing and potential customers to introduce new products and create demand for those as well as other Company products. These sales representatives, together with the Company's technical personnel, provide training and other services to wholesalers and distributors so that they can better service the needs of their customers. In addition to direct sales efforts, the Company advertises in technical trade publications and participates in trade shows in major United States and European cities.

Seasonality

The Company's fiscal year begins on July 1 and ends on June 30. Historically, the end users of the Company’s products want to install its products prior to the summer; therefore sales of its products historically peak in the period April 1 through June 30, the Company's fiscal fourth quarter, and are reduced in the period July 1 through September 30, the Company's fiscal first quarter. In addition, demand for our products is affected by the housing and construction markets. Deterioration of the current economic conditions may also affect this trend.

Raw Materials

The Company prepares specifications for component parts used in the products and purchases the components from outside sources or fabricates the components itself. These components, if standard, are generally readily available; if specially designed for the Company, there is usually more than one alternative source of supply available to the Company on a competitive basis. The Company generally maintains inventories of all critical components. A majority of purchased components are sourced from U.S. and Asian suppliers and are typically shipped directly to the D.R. The Company for the most part is not dependent on any one source for its raw materials. The Company believes that any vendor that is currently the sole source of a component can be replaced without a material impact on the Company.

Corporate Information and History

The Company was founded in 1969 and incorporated as NAPCO in December 1971 in the State of Delaware. NAPCO went public on NASDAQ with the ticker symbol “NSSC”, in 1972.

In 1987, the Company acquired a locking company, Alarm Lock Systems, the first of its three acquisitions. In 1990, the Company began the process of moving most of its manufacturing operations offshore. After studying various options, the D.R. was chosen as it is relatively close to our headquarters (three and half hours by plane), is in the same time zone, has a relatively stable political and economic situation and is a low cost manufacturing environment. In 1995, the Company built a state-of-the-art 180,000 square foot facility in the D.R., and we continued to improve and upgrade the facility’s manufacturing capability by utilizing and acquiring the latest technology and equipment. In 2000, the Company made another acquisition, acquiring an access control company, Continental Instruments. In 2008, the Company acquired another locking company, Marks USA.

Our executive offices are located at 333 Bayview Ave, Amityville NY 11701. Our telephone number is (631) 842-9400.

Website Access to Company Reports

Copies of our filings under the Securities Exchange Act of 1934 (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports) are available free of charge on our website (www.napcosecurity.com) on the same day they are electronically filed with the Securities and Exchange Commission. The Company has one class of Common Stock which trades on the NASDAQ Global Market under the symbol “NSSC”.

The Offering

Common stock offered by the selling stockholder

2,568,032 shares. The shares are offered and sold by the selling stockholder identified in this prospectus. See “Selling Stockholder” on page 21 of this prospectus.

We will not be selling any shares of common stock in this offering, therefore the offering will not result in any dilution of equity ownership to existing stockholders. In addition, we believe that sales of shares by the selling stockholder will have the effect of increasing the public float of the Company’s common stock, which may have a positive impact on trading volume and liquidity of our shares in the public market.

Total number of shares outstanding prior to the offering	18,347,351 shares
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

NASDAQ Symbol	“NSSC”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus, including the risk factors set forth in the documents and reports filed with the Securities and Exchange Commission, or the SEC, that are incorporated by reference herein, such as the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC, which are incorporated by reference in this prospectus, before purchasing our common stock. If any of these risks actually occurs, our business, financial condition or results of operations would likely suffer, possibly materially. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our business operation and financial performance are adversely affected by the COVID-19 pandemic and related events.

We are subject to risks related to the global pandemic associated with the COVID-19 disease, which has spread globally to the U.S. and other countries where we have operations, including the Dominican Republic. Numerous federal and state governmental jurisdictions have imposed “stay-at-home” orders, quarantines, travel bans and similar governmental orders and restrictions to control the spread of COVID-19. Such orders or restrictions have resulted in business closures, work stoppages, slowdowns and delays in commercial activities, unprecedented and widespread unemployment, disruptions to ports and other shipping infrastructure, border closures, and other travel or health-related restrictions, thereby negatively impacting our customers, suppliers, distributors, employees, offices, and the industry in which we operate.

As a result of the COVID-19 pandemic and the related economic downturn, we have experienced a decline in the demand for our products, as our distributors and customers reduced orders and adjusted their inventory channel in response to slowdown in spending and demand for security products. A prolonged stay-at-home order, or any other continued decrease in economic activity as a result of COVID-19 pandemic, would have a negative adverse impact on our customers and their financial condition, which could impact their ability to meet their financial obligations and could result in elevated levels of delinquencies and bad debt losses. In addition, we rely upon our third-party vendors to provide parts and materials for us to produce our products. If any of these vendors are unable to continue to provide us with these parts and materials, it could negatively impact our ability to serve our customers. We also could be adversely affected if key personnel or a significant number of employees were to become unavailable due to the effects and restrictions of COVID-19 pandemic in areas where we operate.

We manufacture substantially all of products in our factory in Dominican Republic, which are then shipped to us in the United States for further distribution. The government authorities in Dominican Republic have imposed curfews and restrictions as a result of the pandemic that impacted activities at the factory, which may reduce our productivity and output. Additional restrictions and limitation on international travel and transportation, including air travel, may make it more difficult for us to ship and transport products from Dominican Republic to the U.S., which may cause delays and disruptions in our supply chain.

Moreover, if we determine that intangible assets are not realizable as a result of the COVID-19 pandemic, we may be required to write down these assets or incur impairment charge under current accounting standards, which would have a negative effect on our consolidated financial statements. The continuing adverse economic conditions in the U.S. due to the pandemic have and may continue to reduce revenues associated with our intangible assets, including assets acquired in our prior acquisitions, and result in a reduction of future expected cash flows. Such a reduction could result in significant impairment charges to adjust the carrying value of the intangible assets.

The impact of the COVID-19 pandemic remains highly uncertain and subject to change. We cannot predict when the pandemic will end and when related governmental orders and restrictions will be eased or lifted, and any extension or prolonged implementation of these restrictions will further adversely affect our business, customers and financial results. Even after such orders and restrictions are eased or lifted, the severe economic harm and recession inflicted upon the jurisdictions and areas in which we operate may last for an extended period of time and continue to adversely affect our business and financial performance, and there is no guarantee that we will be able to act quickly and effectively to return to our normal operations.

Our business could be materially adversely affected as a result of general economic and market conditions.

We are subject to the effects of general economic and market conditions. In the event that the any of these conditions deteriorate, our revenue, profit and cash-flow levels could be materially adversely affected in future periods. In the event of such deterioration, many of our current or potential future customers may experience serious cash flow problems and as a result may, modify, delay or cancel purchases of our products. Additionally, customers may not be able to pay, or may delay payment of, accounts receivable that are owed to us. If such events do occur, they may result in our expenses being too high in relation to our revenues and cash flows.

During weak economic times, the available pool of independent distributors, dealers and installers of security equipment may decline as the prospects for home building and home renovation projects diminish, which may have a corresponding impact on our growth prospects. In addition, there is an increased risk during these periods that an increased percentage of independent distributors, dealers and installers of security equipment will file for bankruptcy protection, which may harm our reputation, revenue, profitability and results of operations.

The markets we serve are highly competitive and we may be unable to compete effectively.

We compete with approximately 12 other companies that manufacture and market security equipment to distributors, dealers, control stations and original equipment manufacturers in the U.S. Most of these companies may have substantially greater financial and other resources than the Company. The Company competes primarily on the basis of the features, quality, reliability and pricing of, and the incorporation of the latest innovative and technological advances into its products, as well as technical support services to its customers. The Company competes on the basis of its expertise, its proven products, its reputation and its ability to provide products to customers on a timely basis. The inability of the Company to compete with respect to any one or more of the aforementioned factors could have an adverse impact on the Company's business.

Our business may also be materially adversely affected by the announcement or introduction of new products and services by our competitors, and the implementation of effective marketing or sales strategies by our competitors. Our industry is characterized by constantly improved products. There can be no assurance that competitors will not develop products that are superior to the Company's products. We have historically invested approximately 6% to 8% of annual revenues on R&D to mitigate this risk. However, many of our competitors have dedicated more resources and capabilities to R&D, including committing more engineers and capital expenditures, to develop and design new product that may enter the markets sooner or with more penetration. Future success will depend, in part, on our ability to continue to develop and market products and product enhancements cost-effectively. The Company's research and development expenditures are principally targeted at enhancing existing products, and to a lesser extent at developing new ones. Further, there can be no assurance that the Company will not experience additional price competition, and that such competition may not adversely affect the Company's revenues and results of operations

We may not be able to maintain or control our expenses proportionate to our sales volumes to generate profit for our business.

Certain of our expenses are fixed or semi-variable, including our costs for operating our manufacturing facilities. While expense levels relative to current sales levels result in positive net income and cash flows, if sales levels decrease significantly and we are unable to reduce expenses proportionately, our business may be adversely affected. The amount of our operating expenses are subject to variables and factors that may not be within our control, including but are not limited to, unexpected expenses relating to the manufacturing of products; increased compensation requirement for our employees and cost of raw materials. A significant portion of our expense is labor cost, including costs for workers who are operating our facility in the Dominican Republic. While we have been able to control our expenses due to the lower labor costs in the Dominican Republic, there is no guarantee that such costs will not increase in the future, or that sufficient number of workers in Dominican Republic will be available to operate the facility efficiently, and our failure to maintain effective labor costs may adversely affect our results of operations.

Our business could be adversely affected as a result of housing and commercial building market conditions.

We are subject to the effects of housing and commercial building market conditions. The sales of our security products tend to increase during period in which new housing and commercial real estate constructions are increasing. If these conditions deteriorate, resulting in declines in new housing or commercial building constructions, existing home or commercial building sales or renovations, our business, results of operations or financial condition could be materially adversely affected, particularly in our intrusion and door locking product lines. The condition of the residential and commercial building markets in which we operate is cyclical and depends on the condition of the economy in the United States, and on the perceptions of investors of the overall economic outlook. Rising interest rates, declining employment levels, declining demand for real estate, declining real estate values or periods of general economic slowdown or recession or the perception that any of these events may occur have negatively impacted the real estate market in the past and may in the future negatively impact our ability to sell products and generate new revenue sources.

We may not be able to grow our recurring revenue business to generate consistent revenue and profitability.

A significant driver of our growth is our recurring revenue business in which customers who purchased our products and equipment are required to pay monthly fees for communications services to maintain the operation of such products. Our recurring revenue products, such as StarLink, iSecure and iBridge, tend to generate higher gross margin and are less susceptible to volatility of market demand and economic conditions. However, our revenue recurring business is relatively new and we have limited experience in developing, marketing and selling such products. We also face intense competition where other companies with greater resources and experience have established a wider and more entrenched customer base for similar products and services, making it more difficult for us to penetrate into such market. In addition, we are required to incur costs to maintain a network operations center to provide customer support and services, and to comply with federal and state regulations governing the operation and communications of these products. Such costs may reduce our profitability if we are not able to grow and expand the recurring revenue business. As we are increasingly dependent on recurring revenue products as a driver for growth, our failure to execute our strategy for this business line will materially adversely affect our financial conditions and prospects.

We may not be able to sustain and continue the growth of school security products.

We recently experienced significant growth of demand for our security products from schools, universities and other educational institutions as a result of the national focus on prevention of school violence. Federal and state governmental authorities have proposed and enacted numerous legislation and laws, including the School Violence Prevention and Mitigation Act of 2019, that provide increased funding to public schools to implement and enhance security systems. While our business has benefited from such additional federal and state funding and increased demand, there is no guarantee that such funding and trend will continue. For example, if school shutdown continues as a result of the COVID-19 pandemic and various stay-at-home orders imposed by state governments, there could be a reduced need for schools to acquire and implement security systems, and state and federal government may also decide to reduce funding or impose additional criteria for funding. These factors may result in a decline of demand for our school security products which in turn may adversely affect our financial performance.

We rely on distributors to sell our products and an adverse change in our relationship with such distributors may adversely affect our financial performance.

We distribute our products primarily through independent distributors and wholesalers of security alarm and security hardware equipment. Our distributors and wholesalers also sell our competitors' products, and if they favor our competitors' products for any reason, they may fail or reduce their effort to market and sell our products as effectively or to devote resources necessary to provide effective sales, which would adversely affect our financial performance. In addition, our distributors order our products and maintain their inventory based on forecasts of potential demands from dealers and end customers, and our distributors may not be able to forecast such demand accurately, which may adversely affect our ability to generate sales and revenue in a timely manner. In some cases, distributors may delay ordering our products until they receive confirmation of orders from dealers and end customers, and this delay may cause disruption and make it more difficult for us to fill their order timely and effectively, which may adversely affect our revenue and sales.

The financial health of our distributors and wholesalers and our continuing relationships with them are important to our success. Some of these distributors and wholesalers, particularly smaller firms with limited working capital and resources, may not be able to withstand adverse changes in business conditions or mitigate the negative impact of a prolonged economic downturn or recession, including the impact of the COVID-19 pandemic. The failure of our distributors to maintain financial heath and success will impact our ability to generate revenues. Furthermore, our relationship with distributors may change or terminate due to other factors beyond our control, including but are not limited to, acquisition of distributors by third parties may not be willing to continue the relationship with us; internal restructuring or refocus of business strategies; and changes in management, all of which may negatively impact our ability to continue to sell to such distributors. Finally, we generally do not have long-term agreements with distributors who purchase our products primarily through purchase orders. Without an agreement, we are not able to guarantee that such distributors will not discontinue or terminate relationship with us at any time, and any loss of distributor will negatively impact our financial conditions and results of operations.

We may not able to gain widespread or timely market acceptance of our new products and continue to build and enhance our brand to achieve growth.

We rely on introduction of new products and services to penetrate new markets and identify additional sources of revenues order to grow our business. However, many of our distributors and customers may not be willing to change or switch to new products and equipment, or may require an extended period time to assess, test and evaluate functionalities and performance of our new products. Any delays in establishing widespread acceptance of our new products may adversely affect our financial performance and growth. In order to ensure market acceptance of new products, we have incurred and expect to incur significant expenses in sales and marketing campaign, and we may not be able to justify such costs if the effort does not produce sufficient sales and customer accounts.

We believe that building and maintaining market awareness, brand recognition and goodwill of our business and products in a cost-effective manner is important to our overall success in achieving widespread acceptance of our existing and future products and is an important element in attracting new customers. An important part of our business strategy is to increase awareness of our brand and to provide marketing leadership, services and support to our distributor and customer network. While we may choose to engage in a broader marketing campaign to further promote our brand, this effort may not be successful. Our efforts in developing our brand may be hindered by the marketing efforts of our competitors and our reliance on our third parties to promote our brand. If we are unable to cost-effectively maintain and increase awareness of our brand, our business, financial condition, cash flows and results of operations could be harmed.

Our financial results could be materially adversely affected as a result of offering extended payment terms to customers or if we are not able to collect our accounts receivables on a timely basis from major customers.

We regularly grant credit terms beyond 30 days to certain distributors and customers primarily in an effort to keep a full line of our products in-stock at our customers’ locations. The longer the terms that are granted, the more risk is inherent in the collection of those receivables. We cannot guarantee that distributors and customers will be able to make payments on a timely basis even after a thorough review of their credit and financial history. The ability of distributors and customers to make such payments may be subject to factors beyond our control, including their financial conditions and business operation. We may also incur additional costs and effort to collect past due receivables without assurance that a sufficient or any amount of bad debt can be collected.

In addition, we have one customer with an accounts receivable balance that comprised 24% and 19% of our total accounts receivable at March 31, 2020 and June 30, 2019. Sales to this customer comprised 12% and 14% of net sales in the three months ended March 31, 2020 and 2019, respectively. Sales to this customer comprised 11% and 12% of net sales in the nine months ended March 31, 2020 and 2019, respectively. If the customers fail to make payments to us on a timely basis or decides to terminate our business relationship, our financial condition and results of operations may be adversely affected.

We sell security products and systems and if our solutions fail for any reason, we could be subject to liability and our business could suffer.

We sell security products and services, which are designed to secure the safety of our customer and their commercial, residential, institutional, industrial or governmental properties. Our products and services may contain undetected defects in the software, infrastructure, third-party components or processes. If these solutions fail for any reason, including due to defects in our hardware, software, a carrier outage or user error, we could be subject to liability for such failures and our business could suffer. In addition, our products and systems are not installed by us, and if third parties do not install or maintain our products correctly, our products and systems may not function properly. If the improper installation or maintenance of our products and systems leads to service or equipment failures after introduction of, or an upgrade to, our products and systems, we could experience harm to our branded reputation, claims by our customers or installers or lost revenue during the period required to address the cause of the problem. Any defect in, or disruption to, our products and systems could cause consumers not to purchase additional products or systems from us, prevent potential consumers from purchasing our products and systems or harm our reputation.

We are subject to risks relating to the operation of a manufacturing facility in Dominican Republic.

We operate a manufacturing facility in Dominican Republic where the majority of our products is made and shipped to our U.S. distributors. The facility requires us to incur certain fixed operating costs that do not fluctuate with changes in production levels or utilization of our manufacturing capacity. If production levels decline due to lower demand or reduced customer orders, our fixed costs are spread over reduced levels, which may contribute to decreasing margins and reduced profitability. Operation of a manufacturing facility also subject us to certain additional risks, including but are not limited to the following:

•         Unavailability of workers or insufficient workforce to operate the factory;

•         Compliance with local regulatory requirements, including labor laws and tax requirements;

•         Difficulties in communication and coordination with U.S. headquarters;

•         Natural disasters such as hurricanes which may damage our factory; and

•         Effect of general political and economic conditions of the Dominican Republic.

The occurrence of any of these factors may adversely affect the production output and operation of our factory, which will disrupt our supply chain and negatively impact our financial performance. Furthermore, we have not identified any alternative third-party factory that can manufacture our products, therefore it would be difficult for us to replace any loss of output of capacity if our factory in Dominican Republic is not functioning properly or at all.

Our business could be materially adversely affected by a weakening of the U.S. dollar against the Dominican peso.

We are exposed to foreign currency risks due to our operations in the Dominican Republic. We have significant operations in the Dominican Republic, which conducts certain transactions in Dominican pesos. We are subject to the risk that currency exchange rates between the United States and the Dominican Republic will fluctuate significantly, potentially resulting in an increase in some of our expenses when US dollars are transferred to Dominican pesos to pay these expenses. For example, if the U.S. dollars weakens and the currency exchange rate is less favorable, it may be more costly for us to pay expenses for our factory in the Dominican Republic, which may adversely affect our financial conditions and results of operations.

Our business could be materially adversely affected by adverse tax consequences of offshore operations.

We operate on a global basis, with a portion of our operating income generated outside the United States. We intend to reinvest these earnings in our foreign operations indefinitely, except where we are able to repatriate these earnings to the United States without material incremental tax expense. A significant portion of our assets that result from these earnings remain outside the United States. If these indefinitely reinvested earnings were repatriated into the United States as dividends, we would be subject to additional withholding taxes.

Our failure to maintain the security of our information and technology networks could adversely affect us.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain certain information pertaining to our distributors, customers, partners and employees, including personal information. If security breaches in connection with the delivery of our solutions allow unauthorized third parties to access any of this data or obtain control of our systems, our reputation, business, financial condition, cash flows and results of operations could be harmed.

The legal, regulatory and contractual environment surrounding information security, privacy and credit card fraud is constantly evolving and companies that collect and retain such information are under increasing attack by cyber-criminals around the world. Further, as the regulatory focus on privacy issues continues to increase and worldwide laws and regulations concerning the protection of data and personal information expand and become more complex, these potential risks to our business will intensify. A significant actual or potential theft, loss, fraudulent use or misuse of distributors, customers, employee or other personally identifiable data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could result in loss of confidential information, damage to our reputation, early termination of our business relationships, litigation, regulatory investigations or actions and other liabilities or actions against us, including significant fines by U.S. federal and state authorities, and other countries and private claims by companies and individuals for violation of data privacy and security regulations.

In addition, cyber-attacks from computer hackers and cyber criminals and other malicious Internet-based activity continue to increase generally, and perpetrators of cyber-attacks may be able to develop and deploy viruses, worms, ransomware, malware, DNS attacks, wireless network attacks, attacks on our cloud networks, phishing attempts, social engineering attempts, distributed denial of service attacks and other advanced persistent threats or malicious software programs that attack our products and services, our networks and network endpoints or otherwise exploit any security vulnerabilities of our products, services and networks. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. We cannot be certain that advances in cyber-capabilities or other developments will not compromise or breach the technology protecting the networks that access our platforms and solutions, and we can make no assurance that we will be able to detect, prevent, timely and adequately address or mitigate the negative effects of cyber-attacks or other security breaches. If any one of these risks materializes, our business, financial condition, cash flows or results of operations could be materially and adversely affected.

We rely on the effort and service of Richard L. Soloway, our founder, Chief Executive Officer and major stockholder.

The success of the Company is largely dependent on the effort and service of Richard L. Soloway, who is our founder, President, Chief Executive Officer, Chairman of the Board and a major stockholder. We depend on Mr. Soloway on various aspects of our business operation, including his experience and knowledge in the industry, extensive relationships with distributors and customers, and his leadership to develop and implement business strategies. The loss or reduction of services by Mr. Soloway could have a material adverse effect on the Company's business and prospects.

Our business could be materially adversely affected as a result of the inability to maintain adequate financing.

While our business is currently solely dependent on cash-flows from operations to fund operations and capital expenditures we have an unused credit facility in the event that we need to supplement current cash-flows with outside financing. The credit facility provides for certain financial covenants relating to ratios affected by profit, asset and debt levels. If the Company’s profits, asset or cash-flow levels decline below the minimums required to meet these covenants and we require outside financing, the Company may be materially adversely affected. Effects on the Company could include higher interest costs, reduction in borrowing availability or revocation of these credit facilities.

We are obligated to develop and maintain a system of effective internal controls over financial reporting. These internal controls may be determined to be not effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We have been and are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on an annual basis. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective and would be required to disclose any material weaknesses identified in Management’s Report on Internal Control over Financial Reporting. While we have established certain procedures and control over our financial reporting processes, we cannot assure you that these efforts will prevent restatements of our financial statements in the future.

Our independent registered public accounting firm is also required, pursuant to Section 404 of the Sarbanes-Oxley Act, to report on the effectiveness of our internal control over financial reporting. For future reporting periods, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion.

If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion that our internal controls over financial reporting are effective, investors could lose confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline, and we could be subject to sanctions or investigations by regulatory authorities, including the SEC and Nasdaq. Failure to remediate any material weakness in our internal control over financial reporting, or to maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Risks Related to Ownership of Our Common Stock

Sales of a substantial number of shares of our common stock in the public market could cause our market price to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales, particularly sales by our directors, executive officers, and significant stockholders, may have on the prevailing market price of our common stock. Additionally, the shares of common stock subject to outstanding options under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans, as well as shares issuable upon vesting of restricted stock awards, will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations.

We currently do not have a Board of Directors consisted of a majority of independent directors.

As a result of the resignation of an independent director on July 30, 2020, the Company currently has six members on the Board of Directors (the “Board”) and three of whom are considered “independent.” Accordingly, the Company currently is not in compliance with NASDAQ’S listing rules requiring a majority of the Company’s Board be independent. By a letter dated August 4, 2020, NASDAQ gave the Company until the earlier of the Company’s next annual meeting of shareholders or July 26, 2021; or if the next annual meeting of shareholders is held before January 26, 2021, then January 26, 2021, to regain compliance with such listing requirement. The Company is in the process of recruiting an independent director to join the Board. However, there is no guarantee that the Company will be able to identify and appoint such independent director within the grace period granted by NASDAQ. Our failure to do so may require us to seek an extension of the grace period and there is no assurance that NASDAQ will grant such extension or will refrain from initiating a delisting proceeding.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and subject to the restrictions on paying dividends in our Revolving Credit Facility which expires in June 2021 and any future indebtedness. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Upon consummation of this offering, Mr. Soloway, members of management and certain directors will continue to own a significant portion of our outstanding voting stock and exert significant influence over our business and affairs.

Upon completion of this offering, Richard L. Soloway, our Chief Executive Officer, members of management and our board of directors (“Board”) are expected to beneficially own approximately 21.92% of our common stock. Their significant ownership will, for the foreseeable future, enable them to control our management and affairs, and most matters requiring stockholder approval, including the election of directors, financing activities, a merger or sale of our assets and other significant corporate transactions. They may, in their discretion, elect to exercise these or similar rights at any time. Furthermore, the Company has established a staggered Board where the election of only one class of directors can be held at each annual meeting. This concentration of ownership, as well as a staggered or classified Board, could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect our stock price and may prevent attempts by our stockholders to replace or remove our Board or management.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholder will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. For information about the selling stockholder, see “Selling Stockholder.” Accordingly, we do not believe that the offering will cause any dilution to existing stockholders.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDER

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of July 28, 2020. The selling stockholder, Mr. Richard L. Soloway, is our Chairman of the Board, President and Chief Executive Officer. Currently, the selling stockholder beneficially owns approximately 34% of issued and outstanding shares of the Company, and assuming that the selling stockholder sells all of the shares of common stock offered pursuant to this prospectus, the selling stockholder will continue to beneficially own approximately 20% of issued and outstanding shares of the Company after the offering.

The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. When we refer to the “selling stockholder” in this prospectus, we mean the selling stockholder listed in the table below as offering shares.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The percent of shares beneficially owned prior to and after the offering is based on 18,347,351 shares of our common stock outstanding on July 28, 2020. Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Stockholder	Number		Percentage (1)	Number___	Number	Percentage
Richard L. Soloway c/o the Company 333 Bayview Avenue Amityville, NY 11701	6,238,662	(2)	34%	2,568,032	3,670,630	20%

(1)	Based on 18,347,351 shares of our common stock outstanding on July 28, 2020.

(2)	Includes 5,800 shares of common stock issuable upon exercise of stock options held by Mr. Soloway and excludes 37,681 shares of common stock beneficially owned by Donna Soloway, who is a director of the Company and wife of Mr. Soloway

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation and our bylaws, each as amended from time to time, and by applicable provisions of Delaware corporate law. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Common Stock

We are authorized to issue 40,000,000 shares of common stock, $0.01 par value per share. As of July 28, 2020, there were 18,347,351 shares of common stock outstanding.

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 50 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors, the chairman of the board or the president.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share held. Our common stock does not have cumulative voting rights.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends.

Liquidation, Dissolution or Winding-Up. Upon our liquidation, dissolution or winding-up, the holders of the common stock will be entitled to share ratably in our net assets legally available for distribution to stockholders. The amount available for common stockholders is calculated after payment of all our debts and liabilities.

Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. There are no sinking fund provisions applicable to the common stock. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

The Nasdaq Stock Market. Our common stock is listed on the NASDAQ Global Market under the symbol “NSSC.”

Delaware Law and Specified Certificate of Incorporation and Bylaw Provisions

Classified Board. Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our certificate of incorporation and bylaws provide that directors may be removed, with or without cause, at any time, by the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation and bylaws provide that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our certificate of incorporation and bylaws further provide that special meetings of our stockholders may be called only by a majority of the board of directors, the chairman of the board or our president. In no event may our stockholders call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Supermajority Votes Required. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws require the affirmative vote of the holders of at least 80% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior three paragraphs.

Business Combinations. We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that such person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which such person became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Directors’ Liability. Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.

PLAN OF DISTRIBUTION

The selling stockholder may sell the securities from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. Selling stockholders may sell the securities to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. Selling stockholders may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any;
•	the name or names of the selling stockholders, if any;
•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;
•	any over-allotment or other options under which underwriters may purchase additional securities from us or any selling stockholders;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and;
•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Selling stockholders may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any option to purchase additional securities. If a dealer is used in the sale of securities, we, a selling stockholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

The selling stockholder may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

The selling stockholder may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

The selling stockholder may be deemed to be an underwriter under the Securities Act in connection with the securities it resells and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the option to purchase additional securities or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Morgan, Lewis & Bockius LLP, Palo Alto, California.

EXPERTS

Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, has audited our consolidated financial statements, including the consolidated balance sheets, the related consolidated statements of income, stockholders’ equity, and cash flows and related notes included in our Annual Report on Form 10-K for the two years ended June 30, 2019 and the effectiveness of our internal control over financial reporting as of June 30, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Baker Tilly Virchow Krause, LLP’s report, given on their authority as experts in accounting and auditing.

2,233,071 SHARES OF COMMON STOCK

NAPCO SECURITY TECHNOLOGIES, INC.

Prospectus Supplement

B. Riley Securities	Needham & Company

December 11, 2020